Exhibit 99.1

Nash Finch Reports Third Quarter 2009 Results
Sales Increased 15.3% Driven by Military Segment Acquisition; Consolidated EBITDA1 up 4.6%
MINNEAPOLIS (November 12, 2009) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the sixteen weeks (third quarter) ended October 10, 2009.
Financial Results
Total company sales for the third quarter 2009 were $1.633 billion compared to $1.416 billion in the prior-year quarter, an increase of 15.3%. Excluding the impact of the sales increase of $229.2 million attributable to the acquisition of three military distribution centers on January 31, 2009, sales decreased by 0.9% versus last year primarily due to price deflation. Sales for the first forty weeks of 2009 were $3.990 billion compared to $3.445 billion in the prior-year period, an increase of 15.8%. Excluding the impact of the sales increase of $508.4 million attributable to the acquisition of the three military distribution centers on January 31, 2009, total company sales increased 1.1% year-to-date.
Net earnings for the third quarter 2009 were $21.9 million, or $1.64 per diluted share, as compared to net earnings of $7.7 million, or $0.58 per diluted share, in the prior year quarter. Net earnings for the first forty weeks of 2009 were $45.9 million, or $3.44 per diluted share, as compared to net earnings of $27.7 million, or $2.10 per diluted share, in the same prior-year period.
Net earnings for both years were affected by several significant items which are presented in the table below. Net earnings for the third quarter and year-to-date 2009 benefited from significant items totaling $6.3 million and $10.9 million, or $0.47 and $0.82 per diluted share, respectively, which primarily resulted from the non-cash settlement agreement with Roundy’s Supermarkets, Inc. announced on September 14, 2009. Net earnings for the third quarter and year-to-date 2008 were negatively affected by significant items totaling, $5.9 million and $5.1 million, or $0.45 and $0.39 per diluted share, respectively, primarily due to high inflation in 2008 resulting in significant non-cash LIFO charges. In contrast, price deflation has resulted in modest LIFO credits to be realized in 2009.

[1]	Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

Consolidated EBITDA for the third quarter 2009 increased 4.6% to $46.0 million, or 2.8% of sales, as compared to $44.0 million, or 3.1% of sales, for the prior year quarter. The decrease in Consolidated EBITDA as a percent of sales was largely attributable to growth in our military segment which operates at a lower rate than the Company’s historical average Consolidated EBITDA margin and partially due to having higher than normal inflationary gains in our inventories last year. These impacts were partially offset by overhead expense reductions. For the first forty weeks of 2009, Consolidated EBITDA was $108.9 million, or 2.7% of sales, compared to $108.2 million, or 3.1% of sales, in the prior-year period. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
The following table identifies the significant net credits (charges) affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the third quarter and year-to-date 2009 and prior year results:

	3rd Quarter	3rd Quarter	YTD	YTD
(dollars in millions except per share amounts)	2009	2008	2009	2008
Significant credits (charges)
Reduction in customer bad debt reserves	$—	—	—	1.8
Gain on sale of intangible	—	0.4	—	0.6
Lease buyout payment	—	—	—	(1.4)
Acquisition and integration costs	(0.9)	—	(2.3)	—
Pre-opening and start-up costs of new and remodeled stores	—	—	(0.7)	—
Other	—	(0.1)	(0.5)	(0.8)

Significant net credits (charges) impacting Consolidated EBITDA	(0.9)	0.3	(3.5)	0.2

Gain on acquisition of a business	—	—	6.7	—
Gain on litigation settlement	7.6	—	7.6	—
Prior year LIFO above current year rate	—	(8.8)	—	(12.6)
Increase in share based compensation expense	—	—	(1.4)	—
Net reduction (increase) in lease reserves	(0.4)	(0.5)	(1.7)	2.1
Asset impairments and lease costs on closed retail stores	(0.8)	(0.7)	(1.7)	(1.0)
Write-off of deferred financing charges	—	—	—	(1.0)
Other	—	—	—	0.2

Total significant net credits (charges) impacting earnings before tax	5.5	(9.7)	6.0	(12.1)

Income tax on significant net credits (charges)	0.8	3.8	0.6	4.7
Income tax effect on gain on acquisition of a business	—	—	2.7	—
Reversal of previously recorded income tax reserves and refunds	—	—	1.6	2.3

Total significant net credits (charges) impacting net earnings	$6.3	(5.9)	$10.9	(5.1)

Diluted earnings per share impact	$0.47	(0.45)	$0.82	(0.39)

“In light of having to maneuver through a very challenging economic environment, I am pleased with our third quarter performance”, said Alec Covington, President and CEO of Nash Finch Company. “After excluding the litigation settlement gain and the other significant items identified, our results were generally in line with our expectations with both Consolidated EBITDA and EPS coming in ahead of last year. Our food distribution segment experienced a decrease in year-over-year sales primarily due to significant price deflation in our inventories which was passed in the form of lower prices to our independent customers. In contrast, our military and retail segments posted very solid results. We were also successful in controlling and reducing SG&A expenses.”

Food Distribution Results

	3rd Quarter	3rd Quarter	%	YTD	YTD	%
(dollars in millions)	2009	2008	Change	2009	2008	Change
Sales	$818.2	839.9	(2.6%)	2,040.0	2,034.1	0.3%
Segment EBITDA[1]	$30.0	32.8	(8.7%)	74.3	83.1	(10.6%)
Percentage of Sales	3.7%	3.9%		3.6%	4.1%
The decrease in the third quarter 2009 food distribution segment sales versus the comparable 2008 period was primarily attributable to a decrease in comparable sales to existing customers, partially offset by new account gains. The increase in the year-to-date 2009 food distribution segment sales versus the comparable 2008 period was primarily attributable to new account gains.
The unfavorable variance in the food distribution segment EBITDA as compared to last year was largely due to high inflation in our inventories in 2008 which resulted in a higher than normal prior year gross margin performance. In addition, deflationary pressures caused by declines in commodity prices in the current year have negatively impacted gross margin performance.
Military Distribution Results

	3rd Quarter	3rd Quarter	%	YTD	YTD	%
(dollars in millions)	2009	2008	Change	2009	2008	Change
Sales	$637.1	390.2	63.3%	1,508.3	956.6	57.7%
Segment EBITDA[1]	$17.0	15.7	8.6%	42.6	38.5	10.6%
Percentage of Sales	2.7%	4.0%		2.8%	4.0%
The military segment sales increase in the third quarter is reflective of the impact of the acquisition of three military distribution centers on January 31, 2009, and the continued positive organic growth of the pre-existing business. Adjusting for the sales impact of these three distribution centers of $229.2 million, military sales increased 4.5% in the third quarter due to strong sales to commissaries, both domestically and overseas. The military segment sales increased in year-to-date 2009 is reflective of the impact of the acquisition of three military distribution centers on January 31, 2009. Adjusting for the sales impact of these three distribution centers of $508.4 million, military sales increased 4.5% year-to-date.
The military segment EBITDA increased by 8.6% and 10.6% in the third quarter and year-to-date 2009, respectively, compared to the prior year. The military EBITDA margin as a percentage of sales was 2.7% and 2.8% in the third quarter and year-to-date 2009, respectively, as compared to 4.0% in the prior year periods and includes acquisition and integration costs of approximately $0.9 million and $2.3 million, or 0.1% and 0.2% of sales, respectively. The military segment EBITDA margin was also negatively impacted by approximately 1.0% of sales in the third quarter and year-to-date 2009, respectively, as compared to 2008 due to the three newly acquired distribution centers which operate at a lower EBITDA margin than the rest of our military business.

“We continue to make progress on converting these three facilities onto our standard suite of military systems and processes, which will improve efficiencies and productivity,” said Mr. Covington. “The final GSC warehouse is scheduled to be fully integrated in the first quarter of 2010.”
Retail Results

	3rd Quarter	3rd Quarter	%	YTD	YTD	%
(dollars in millions)	2009	2008	Change	2009	2008	Change
Sales	$178.0	186.2	(4.4%)	441.9	454.3	(2.7%)
Segment EBITDA[1]	$9.3	9.4	(2.0%)	21.8	23.1	(5.8%)
Percentage of Sales	5.2%	5.0%		4.9%	5.1%
The retail segment sales decline in third quarter and year-to-date 2009 is primarily attributable to same store sales declines of 3.3% and 2.3% during the third quarter and year-to-date 2009, respectively. In addition, sales were also impacted by the closure of four retail stores and the opening of one store since the end of the second quarter 2008.
The retail segment EBITDA in the third quarter 2009 was relatively flat to last year and the decrease in the retail segment EBITDA for year-to-date 2009 as compared to the prior year was primarily due to pre-opening and start-up costs that were incurred relating to one new and one remodeled store totaling $0.7 million in 2009 and gains on sales of assets of $0.6 million in 2008.
Summary
“We are committed to maintaining a strong balance sheet and are focused on improving working capital, debt reduction and prudent cost containment in this challenging economy”, said Mr. Covington. “As we look towards the rest of the year and into 2010, we remain committed to our strategic initiatives which are centered on adding new food distribution customers, improving the efficiency of our food distribution and military supply chain networks and making our warehouse operations more productive.”
Liquidity
Total debt decreased by $5.4 million during the third quarter 2009 to $333.4 million. Total debt to capital was 46% at the end of the quarter. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the third quarter 2009 was 2.31x and availability on the Company’s revolving credit facility at the end of the quarter was $153.1 million.

Share Repurchase Program
On November 10, 2009, our Board of Directors approved a share repurchase program authorizing the Company to spend up to $25.0 million dollars to purchase shares of the Company’s common stock. The program will take effect as soon as administratively practicable, but no earlier than November 16, 2009, and will continue until December 31, 2010.
Financial Target Progress
Substantial improvement on most financial targets has been achieved since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, from Fiscal 2006 to the third quarter 2009, Consolidated EBITDA margin improved from 2.2% to 2.7% of sales and the debt leverage ratio has improved from 3.11x to 2.31x. The ratio of free cash flow to net assets metric is still one of the strongest in the industry, currently at 8.6% after excluding the impact of strategic projects. The organic revenue growth metric has benefited from the initiatives associated with our strategic plan. The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of our strategic plan.

	Long-term	YTD Fiscal	Fiscal	Fiscal	Fiscal
Financial Targets	Target	2009	2008	2007	2006
Organic Revenue Growth	2.0%	0.8%	3.1%	(2.1%)	(2.9%)
Consolidated EBITDA Margin	4.0%	2.7%	3.1%	2.8%	2.2%
Trailing Four Quarter Free Cash Flow2 / Net Assets		7.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow2 / Net Assets Excluding Impact of Strategic Projects	10.0%	8.6%	14.0%	9.7%	8.7%
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 - 3.0 x	2.31x	1.75x	2.20x	3.11x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters.
*********************************************************
A conference call to review the third quarter 2009 results is scheduled for 10:00 a.m. CDT (11:00 a.m. EDT) on November 12, 2009. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our food distribution, military and retail businesses;

•	general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; recent disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•	macroeconomic and geopolitical events affecting commerce generally;

•	changes in consumer buying and spending patterns;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•	failure of our internal control over financial reporting;

•	changes in accounting standards;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	unionization of a significant portion of our workforce;

•	changes in health care, pension and wage costs and labor relations issues;

•	costs related to multi-employer pension plan;

•	product liability claims, including claims concerning food and prepared food products;

•	threats or potential threats to security; and

•	unanticipated problems with product procurement.
A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
.
Contact: Bob Dimond, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Sixteen		Forty
	Weeks Ended		Weeks Ended
	October 10	October 4	October 10	October 4
	2009	2008	2009	2008
Sales	$1,633,304	1,416,308	3,990,218	3,445,052
Cost of sales	1,504,350	1,294,143	3,667,116	3,135,985

Gross profit	128,954	122,165	323,102	309,067

Other costs and expenses:
Selling, general and administrative	84,716	89,937	222,055	216,109
Gain on acquisition of a business	—	—	(6,682)	—
Gain on litigation settlement	(7,630)	—	(7,630)	—
Depreciation and amortization	12,592	11,643	31,299	29,378
Interest expense	7,621	7,556	18,765	20,432

Total other costs and expenses	97,299	109,136	257,807	265,919

Earnings before income taxes	31,655	13,029	65,295	43,148

Income tax expense	9,728	5,344	19,410	15,415

Net earnings	$21,927	7,685	45,885	27,733

Net earnings per share:

Basic	$1.68	0.60	3.53	2.15
Diluted	$1.64	0.58	3.44	2.10

Declared dividends per common share	$0.18	0.18	0.54	0.54
Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,021	12,839	12,998	12,893
Diluted	13,377	13,174	13,344	13,176

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	10/10/2009	01/03/2009
Assets
Current assets:
Cash and cash equivalents	$860	824
Accounts and notes receivable, net	284,746	185,943
Inventories	337,122	261,491
Prepaid expenses and other	12,349	13,909
Deferred tax assets	6,785	5,784

Total current assets	641,862	467,951

Notes receivable, net	24,524	28,353

Property, plant and equipment:	627,275	590,894
Less accumulated depreciation and amortization	(415,566)	(392,807)

Net property, plant and equipment	211,709	198,087

Goodwill	217,516	218,414
Customer contracts and relationships, net	22,101	24,762
Investment in direct financing leases	3,232	3,388
Other assets	13,453	11,591

Total assets	$1,134,397	952,546

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$4,375	4,032
Accounts payable	279,836	220,610
Accrued expenses	59,131	73,087

Total current liabilities	343,342	297,729

Long-term debt	306,763	222,774
Capitalized lease obligations	22,275	25,252
Deferred tax liability, net	26,268	22,232
Other liabilities	40,071	35,539
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value.
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,673 and 13,665 shares respectively	22,790	22,776
Additional paid-in capital	105,143	98,048
Common stock held in trust	(2,317)	(2,243)
Deferred compensation obligations	2,317	2,243
Accumulated other comprehensive income	(10,575)	(10,876)
Retained earnings	307,306	268,562
Treasury stock at cost, 832 and 848 shares, respectively	(28,986)	(29,490)

Total stockholders’ equity	395,678	349,020

Total liabilities and stockholders’ equity	$1,134,397	952,546

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Forty
	Weeks Ended
	October 10	October 4
	2009	2008
Operating activities:
Net earnings	$45,885	27,733
Adjustments to reconcile net earnings to net cash provided by operating activities:

Gain on acquisition of a business	(6,682)	—
Gain on litigaiton settlement	(7,630)	—
Depreciation and amortization	31,299	29,378
Amortization of deferred financing costs	1,357	1,867
Non-cash convertible debt interest	3,753	3,458
Amortization of rebateable loans	3,133	2,154
Provision for bad debts	1,070	(525)
Provision for lease reserves	1,492	(1,515)
Deferred income tax expense	(1,237)	9,702
LIFO charge	(732)	11,892
Asset impairments	1,738	1,490
Share-based compensation	7,421	6,978
Deferred compensation	990	222
Other	(130)	(995)
Changes in operating assets and liabilities:
Accounts and notes receivable	(38,921)	(7,031)
Inventories	(32,838)	(73,369)
Prepaid expenses	824	2,757
Accounts payable	23,294	37,992
Accrued expenses	(14,529)	(6,161)
Income taxes payable	946	7,447
Other assets and liabilities	1,795	(2,305)

Net cash provided by operating activities	22,298	51,169

Investing activities:
Disposal of property, plant and equipment	507	361
Additions to property, plant and equipment	(12,563)	(17,716)
Business acquired, net of cash	(78,056)	(6,566)
Loans to customers	(2,225)	(17,579)
Payments from customers on loans	3,411	1,059
Other	(154)	(202)

Net cash used in investing activities	(89,080)	(40,643)

Financing activities:
Proceeds of revolving debt	80,500	128,800
Dividends paid	(6,929)	(6,922)
Proceeds from exercise of stock options	196	329
Proceeds from employee stock purchase plan	—	238
Purchase of Common Stock	—	(14,348)
Payments of long-term debt	(248)	(118,940)
Payments of capitalized lease obligations	(2,649)	(2,903)
Increase (decrease) in book overdraft	(1,346)	6,742
Payments of deferred financing costs	(2,706)	(3,573)

Net cash provided (used) by financing activities	66,818	(10,577)

Net increase (decrease) in cash and cash equivalents	36	(51)
Cash and cash equivalents:
Beginning of year	824	862

End of period	$860	811

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	October 10	October 4
Other Data (In thousands)	2009	2008
Total debt	$333,413	293,415
Stockholders’ equity	$395,678	349,047
Capitalization	$729,091	642,462
Debt to total capitalization	45.7%	45.7%
Non-GAAP Data
Consolidated EBITDA — rolling 4 quarters (a)	$144,372	138,448
Leverage ratio — rolling 4 quarters. (debt to consolidated EBITDA) (b)	2.31	2.12
Comparable GAAP Data
Debt to earnings before income taxes (b)	4.39	5.38

(a)	Consolidated EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

(b)	Leverage ratio is defined as the Company’s total debt at October 10, 2009 and October 4, 2008, divided by Consolidated EBITDA for the respective rolling four quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2009

	2008	2009	2009	2009	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Earnings from continuing operations before income taxes	$10,643	17,526	16,114	31,655	75,938
Add/(deduct)
LIFO	7,849	—	(287)	(445)	7,117
Depreciation and amortization	9,051	9,335	9,372	12,592	40,350
Interest expense	6,034	5,304	5,840	7,621	24,799
Gain on litigation settlement	—	—	—	(7,630)	(7,630)
Gains on sale of real estate	—	—	—	(54)	(54)
Closed store lease costs	(317)	1,066	—	425	1,174
Asset Impairment	1,065	—	898	840	2,803
Stock Compensation	1,814	3,307	2,408	1,706	9,235
Gain on acquisition of a business	—	(6,682)	—	—	(6,682)
Subsequent cash payments on non-cash charges	(635)	(617)	(714)	(712)	(2,678)

Total Consolidated EBITDA	$35,504	29,239	33,631	45,998	144,372

	2008	2009	2009	2009	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$26,568	20,930	23,432	29,964	100,894
Military	12,698	13,099	12,432	17,027	55,256
Retail	8,291	5,734	6,775	9,252	30,052
Unallocated Corporate Overhead	(12,053)	(10,524)	(9,008)	(10,245)	(41,830)

	$35,504	29,239	33,631	45,998	144,372

	2008	2009	2009	2009	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment profit
Food Distribution	$24,422	18,832	21,371	27,302	91,927
Military	12,200	12,036	11,098	15,183	50,517
Retail	5,692	3,328	4,297	5,882	19,199
Unallocated Corporate Overhead	(31,671)	(16,670)	(20,652)	(16,712)	(85,705)

	$10,643	17,526	16,114	31,655	75,938

FY 2008

	2007	2008	2008	2008	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Earnings from continuing operations before income taxes	$11,416	16,281	13,838	13,029	54,564
Add/(deduct) LIFO	2,399	1,134	2,397	8,360	14,290
Depreciation and amortization	8,997	9,032	8,703	11,643	38,375
Interest expense	6,447	6,117	6,759	7,556	26,879
Closed store lease costs	—	(2,094)	99	480	(1,515)
Asset Impairment	87	395	401	694	1,577
Stock Compensation	3,614	1,943	2,022	3,013	10,592
Gains on sale of real estate	(1,720)	—	—	—	(1,720)
Subsequent cash payments on non-cash charges	(1,011)	(2,184)	(612)	(787)	(4,594)

Total Consolidated EBITDA	$30,229	30,624	33,607	43,988	138,448

	2007	2008	2008	2008	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$26,143	25,270	24,975	32,814	109,202
Military	10,545	11,234	11,554	15,678	49,011
Retail	4,000	6,645	7,003	9,443	27,091
Unallocated Corporate Overhead	(10,459)	(12,525)	(9,925)	(13,947)	(46,856)

	$30,229	30,624	33,607	43,988	138,448

	2007	2008	2008	2008	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Segment profit
Food Distribution	$23,796	22,940	22,885	30,028	99,649
Military	10,067	10,762	11,091	15,072	46,992
Retail	1,902	4,543	4,774	6,326	17,545
Unallocated Corporate Overhead	(24,349)	(21,964)	(24,912)	(38,397)	(109,622)

	$11,416	16,281	13,838	13,029	54,564